Exhibit 10.11

July 27, 2023

EXECUTION COPY

Mr. Jeffrey Smith

Dear Jeff;

Cambridge Bancorp (the "Company" or "Parent") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiary, Cambridge Trust Company (the "Bank''). The Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's and the Bank's management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company. Therefore, in connection with your offer of employment with the Bank, we would like to offer you this Change in Control Agreement (this "Agreement'').

Whenever used in this Agreement, additional capitalized words and phrases have the meanings set forth in Schedule A to this Agreement.

1.
Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2024; provided, however, that commencing on January 1, 2025 and each January l thereafter, the term of this Agreement shall automatically be extended for one (1) additional year, unless not later than September 30th of the preceding year the Company shall have given notice that it does not wish to extend this Agreement. However, if a Change in Control or Potential Change in Control of the Company, as applicable, shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which the Change in Control or Potential Change in Control, as applicable, occurred notwithstanding notice from the Company that it does not wish to extend the Agreement. Notwithstanding the foregoing, except upon the occurrence of an event that would constitute Cause under this Agreement, for purposes of extending the term of this Agreement, you will be treated in the same manner as similarly situated executives on the chief executive officer's senior management team.
2.
Potential Change in Control You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control you will not voluntarily terminate your employment with the Bank until the earliest of:

Exhibit 10.11

J. Smith CIC

July 27, 2023

(i)
The date that is twenty-four (24) months from the occurrence of the Potential Change in Control;
(ii)
The termination by you of your employment by reason of death, Disability; other than Good Reason or Retirement;
(iii)
The occurrence of a Change in Control; or
(iv)
The date the Board adopts a resolution to the effect that, for purposes of this Agreement, the basis upon which the Board concluded that a Potential Change in Control had occurred no longer exists.
3.
Termination Following a Change in Control or a Potential Change in Control. If within twenty four (24) months of a Change in Control or a Potential Change in Control, subject to you signing a separation agreement substantially in the form attached as Exhibit A (the "Separation and Release Agreement") and the Separation and Release Agreement becoming irrevocable, all within sixty (60) days after your Separation from Service, you shall be entitled to the benefits provided in Section 4 hereof, or within the period described in Section 2 hereof after a Potential Change in Control, unless such Separation from Service is: (i) because of your death,

(ii) by the Bank for Cause or Disability or (iii) by you other than for Good Reason.

4.
Compensation Upon Termination, Following a Change in Control or a Potential Change in Control, upon Separation from Service you shall be entitled to the following benefits.
(i)
If your employment shall be terminated for Cause or your death, the Company shall pay you or your beneficiary (as applicable), your full Base Salary through the Date of Termination as the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any incentive compensation plan or non-qualified deferred compensation plan (subject to the terms of the applicable plans) at the time such payments are due; the Company shall have no further obligations to you under this Agreement.
(ii)
If your employment by the Bank shall be terminated (1) by the Bank other than for Cause or Disability or (2) by you for Good Reason, then, subject to you signing the Separation and Release Agreement and it becoming irrevocable, all within sixty (60) days after your Separation from Service, you shall be entitled to the benefits provided below:
(A)
The Company or the Bank shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any incentive compensation plan or non-qualified deferred compensation plan, subject to the terms of the applicable plans, at the time such payments are due.
(B)
A lump sum severance payment (the "Severance Payment") equal to the product of your Final Average Compensation multiplied by two (2) ("Severance Payment"), in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination.

Exhibit 10.11

J. Smith CIC July 27, 2023

(C)
Any Severance Payment shall be made in a lump sum within sixty (60) days following the Date of Termination.
(iii)
Unless you are terminated for Cause or you terminate your employment other than for Good Reason, and you are participating in the Bank's group health and dental plans immediately prior to your Date of Termination and you elect COBRA health continuation coverage, the Bank shall pay you a monthly cash payment, for up to twenty four (24} months from your Date of Termination, equal to the monthly contribution the Bank would have made to provide health and dental coverage insurance to you had you remained employed by the Bank, Benefits otherwise receivable by you pursuant to this Section 4(iii) shall be reduced to the extent comparable benefits arc actually received by you from sources other than the Company or the Bank during the twenty-four month-period following your Separation from Service, and any such benefits actually received by you shall be reported to the Bank or its successor.
(iv)
You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination. or otherwise except as specifically provided in this Section 4. Notwithstanding the foregoing. if a court of competent jurisdiction or an arbitrator determines that during your employment or within twenty-four (24) months thereafter, you willfully and materially failed to substantially comply with any restrictive covenant contained in the Separation and Release Agreement or willfully and materially failed to substantially comply with any material obligation under this Agreement. you will be obligated to refund the net amount of any payments and benefits paid or provided under the terms of this Agreement after payment of all federal, state and local income, excise and employment taxes Imposed on you as a result of your receipt of payments, such net amount to be determined by taking into account any federal, state or local income. excise or employment tax benefits or relief available to the Executive as a result of such repayment. The Bank or the Company may take appropriate legal action to seek to recover any such payments and benefits from you or your estate, as applicable.

5.
Golden Parachute. If any of the payments provided for in this Agreement. together with any other payments or benefits that you have the right to receive from the Company, Bank or any member of an affiliated group of corporations (as defined in Code Section I504, without regard to Code Section 1504(b)) of which either Company or Bank is a member (together, the ''Payments") would constitute a parachute payment (as defined in Code Section 280G(b)(2)) that is subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), Company will cause to be determined, before any Payments are made, which of the following two (2) alternatives would maximize your after-tax proceeds: (i) payment in ful1 of the entire amount of the Payments; or (ii} payment of only a part of the Payments, reduced to the minimum extent necessary so that you receive the largest Payments possible without the imposition of the Excise Tax ("Reduced Payments"). If it is determined that Reduced Payments will maximize your after-tax benefit, then (1) cash compensation subject 10 the six (6)-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, then cash payments that are not so subject shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (3) you will

Exhibit 10.11

J. Smith CIC July 27, 2023

Page4

have no right to any additional payments and/or benefits constituting the Payments. Unless you and the Company otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by you and the Company (the "Accountants"), who shall be paid solely by the Company and whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determination.

6.
Successors; Binding Agreement.
(i)
The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise} to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business, and/or assets, as aforesaid that executes and delivers the agreement provided for in this Section 7 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(ii)
This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
7.
Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided, however, that all notices to the Company shall be directed to the attention of the Board with a copy to the Corporate Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8.
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or

Exhibit 10.11

J, Smith CIC July 27, 2023

provision of this Agreement to be performed by such other patty shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. If a Change in Control or a Potential Change in Control has occurred, the obligations of the Company under Section 4 with respect to that Change in Control or Potential Change in Control shall survive the expiration of this Agreement. In addition, the obligations of the Executive under Section 6 shall survive the expiration of the term of this Agreement. All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof.

9, Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. You acknowledge that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements,

IO. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

1I. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.
Section 409A. To the extent necessary to ensure compliance with Code Section 409A ("Section 409A"), the provisions of this Section 12 shall govern in all cases over any contrary or conflicting provision in this Agreement.
(i)
It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Bank and the Company do not, however, assume any economic burdens associated with Section 409A. Although the Bank and the Company intend to administer this Agreement to prevent taxation under Section 409A. the parties do not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law, The Bank, any affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Bank nor any affiliate of the Bank has any obligation to indemnify or otherwise protect the Executive from any obligation to pay tax.es under Section 409A.
(ii)
The payment described in Section 4 herein is intended to be exempt from Section 409A as either a short-term deferral within the meaning of the final regulations under Section 409A or under the two-times exception of Treasury Reg. § l.409A 1(b)(9)(iii),

Exhibit 10.11

J. Smith CIC July 27, 2023

(iii)
To the extent necessary to comply with Section 409A, in no event may the

Executive, directly or indirectly, designate the taxable year of payment.

(iv)
To the extent necessary to comply with Section 409A, references in this Agreement to "termination of employment" or "terminates employment" (and similar references) shall have the same meaning as "separation from service" under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations ("Separation from Service"), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive's Separation from Service, any unqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive's Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive's Separation from Service or, if earlier, the date of the Executive’s death.
13.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.
14.
Governing Law. This Agreement and any claim, controversy or dispute arising under or related hereto shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.

15, Definitions, See Schedule A to this Agreement.

Exhibit 10.11

J. Smith CIC July 27, 2023

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Cambridge Bancorp
By: /s/ Pilar Pueyo
Its SVP, Human Resources Director
Agreed:
/s/ Jeffrey Smith
Jeffrey Smith

Exhibit 10.11

SCHEDULE A DEFINITIONS

1.1 "Base Salary" means the annual cash compensation from the Bank relating to services performed (or to be performed) during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, and automobile and other allowances paid to the Executive for services rendered (whether or not such allowances are included in the Executive's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive's gross income under Code Sections 125, I32(f), 402(e)(3), 402{h) or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

l.2 "Bonus" means the short-term incentive cash bonus, if any, awarded to the Executive (generally during the first quarter of the Plan Year) for services performed during the preceding Plan Year from the Bank. For the avoidance of doubt, the term "Bonus" does not include any sign on cash or equity incentive or other equity-based award.

1.3
" Cause" means termination by the Bank upon:

The willful failure by Executive to substantially perform his duties with the Bank (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from bis resignation for Good Reason), within ten (10) days after a demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

The willful engagement by Executive in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or

A breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime.

For purposes of this Schedule A, Section 1.3. no act or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Tem1ination.

1.4
"Change in Control" means either of the following:

A change in control of a nature that would be required to be reported by Cambridge Bancorp (''Parent") or Bank in response to Item 6(e) of Schedule 14A of Regulation 14A

Exhibit 10.11

promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Parent or Bank in fact is required to comply with Regulation 14A thereunder; or

The acquisition of "control" as defined in the Bank Holding Company Act of 1956, as amended, or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978, as amended, or the regulations or guidance thereunder, of Parent or Bank by any person, company or other entity other than Parent; provided that, without limitation, such a Change in Control shall be deemed to have occurred it':

Any "person" (as that term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent or Bank or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, is or becomes the "beneficial owner" (as defined in Rule J3d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing twenty five percent (25%) or more of the combined voting power of Parent's then outstanding securities; or

During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Parent to effect a transaction described in this Schedule A, Section l.4(b)(i) or with Parent or Bank to effect a transaction described in Schedule A, Section 1.4(b)(ii) whose election by the Board or nomination for election by Parent's or Bank's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereat; or

The stockholders of Parent or Bank approve a merger or consolidation of Parent or Bank with any other corporation, other than a merger or consolidation that would result in the voting securities of Parent or Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two thirds (2/3) of the combined voting power of the voting securities of Parent or Bank or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Parent or Bank approve a plan of complete liquidation of Parent or Bank or an agreement for the sale or disposition by Parent or Bank of all or substantially all Parent's or Bank's assets. Notwithstanding anything to the contrary contained herein, the acquisition by a person (or persons acting in concert) of less than twenty-five percent (25%) of the voting securities of Parent, under circumstances where the Federal Reserve Board (under regulations or guidance pursuant to the Change in Bank Control Act of 1978, as amended) presumes that such acquisition constitutes the acquisition of control of Parent, shall not be deemed a "Change in Control" for any purpose under this Agreement.

I.5
"Date of Termination" means:
(a)
If your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a ful1-time basis during such thirty (30) day period);

Exhibit 10.11

(b)
If your employment is terminated for Cause, the date specified in the Notice of Termination; and
(c)
If your employment is terminated by Bank for any other reason, or by you for Good Reason, the date on which a Notice of Termination is given.
1.6
"Disability" means termination because of your inability, as a result of incapacity due to physical or mental illness, to perform the services required of you as an employee for a period aggregating six (6) months or more within any twelve (12) month period, unless within thirty (30) days after Notice of Termination is given by the Bank you shall have returned to the full time performance of you duties.
1.7
"Final Average Compensation" means the average of your highest three (3) consecutive calendar years of annual Base Salary and Bonus. For purposes of calculating the average of your highest three (3) consecutive calendar years of Base Salary and Bonus, (a) Base Salary and Bonus for the calendar year in which you experience a Separation from Service shall be annualized, (b) Base Salary and Bonus for other calendar years shall not be annualized, and (c) if you have been employed less than three (3) full calendar years (counting the final year of employment as an annualized full calendar year), your Final Average Compensation shall be based on the number of full calendar years in which you were an employee of the Bank (again counting the final year of employment as an annualized full calendar year).
1.8
"Good Reason" means:

Without Executive's prior consent, the occurrence after a Change in Control of any of the following circumstances:

(i)
A material diminution in the nature or status of Executive's responsibilities, authority or duties (provided that his entitlement to terminate employment for this reason following a Change in Control shall only be effective during the period beginning six (6) months before the Change in Control and ending twelve (12) months after the Change in Control).
(ii)
A material diminution in Executive's Base Salary; or
(iii)
the relocation of Company's principal executive office to a location more than forty (40) miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary Separation from Service standards under the Treasury Regulations or other guidance under Code Section 409A) from its location on Executive's date of hire and that results in a material increase to Executive's normal daily commute, except for required travel on business for Company and the Bank.

Notwithstanding the Foregoing, a resignation shall not constitute "Good Reason'' unless the condition giving rise to such resignation continues uncured by the Company or the Bank more than thirty (30) days following Executive's written notice of such condition provided to the Bank within ninety (90) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.

Exhibit 10.11

Executive's right to terminate employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

1.9
"Potential Change in Control" means:
(a)
Company or Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control:
(b)
Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or Bank or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the beneficial owner, directly or indirectly, of securities of parent representing twenty percent (20%) or more of the combined voting power of Company's then outstanding securities; or
(c)
The Board of Directors of Company or Bank adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Company has occurred.
1.10
'"Notice of Termination" means a notice that indicates termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment.
1.11
"Separation and Release Agreement" means the separation agreement and general release attached to the Agreement as Exhibit A, that releases and forever discharges Bank, Parent and their affiliates, officers, employees, and directors from all claims and damages that Executive may have in connection with or arising out of his employment or the termination of employment with Bank or Parent.
1.12
"Retirement" means the termination of your employment in accordance with the Bank's retirement policy, including (at your sole election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.
1.13
"Separation from Service" means a separation from service within the meaning of Section 409A of the Code and the guidance issued by the Secretary of the Treasury with respect thereto.

EXHIBIT A AND RELATED APPENDIX TO FOLLOW